Exhibit 99.4

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact:  Stacey Keating, Senior Director – Public Relations & Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIEs COMMENCES VOLUNTARY BANKRUPTCY PROCEEDINGS TO EXECUTE noteholder SUPPORTED PLAN TO SIGNIFICANTLY STRENGTHEN financial position

CHATTANOOGA, Tenn. (November 2, 2020) – CBL Properties (NYSE:CBL) today announced that CBL & Associates Properties, Inc., CBL & Associates Limited Partnership (the “Operating Partnership”), and certain other related entities have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, in Houston, TX (the “Court”) in order to implement a plan to recapitalize the company, including restructuring portions of its debt.  Through this process, all day-to-day operations and business of the Company’s wholly owned, joint venture and third-party managed shopping centers will continue as normal. CBL’s customers, tenants and partners can expect business as usual at all of CBL’s owned and managed properties.

The Company intends to use the Chapter 11 process to implement terms outlined in the Restructuring Support Agreement (the “RSA”) that it entered into on August 18, 2020, with certain beneficial owners and/or investment advisors or managers of discretionary funds, accounts, or other entities (the “noteholders”) representing in excess of 62% (including joinders) of the aggregate principal amount of the Operating Partnership’s 5.25% senior unsecured notes due 2023 (the “2023 Notes”), the Operating Partnership’s 4.60% senior unsecured notes due 2024 (the “2024 Notes”) and the Operating Partnership’s 5.95% senior unsecured notes due 2026 (the “2026 Notes” and together with the 2023 Notes and the 2024 Notes, the “Unsecured Notes”).

The RSA contemplates agreed-upon terms of a pre-arranged comprehensive restructuring of the Company’s balance sheet (the “Plan”).  The Plan will provide the Company with a significantly stronger balance sheet by reducing total debt and preferred obligations by approximately $1.5 billion, extending debt maturities and increasing liquidity while maintaining operational consistency.

“After months of discussions and consideration of a number of alternatives, CBL’s management and the Board of Directors firmly believe that implementing the comprehensive restructuring as outlined in the RSA through a Chapter 11 voluntary bankruptcy filing will provide CBL with the best plan to emerge as a stronger and more stable company,” said Stephen D. Lebovitz, Chief Executive Officer of CBL. “With an aggregate of approximately $1.5 billion in unsecured debt and preferred obligations eliminated and a significant increase to net cash flow, upon emergence, CBL will be in a better position to execute on our strategies and move forward as a stable and profitable business.”

Lebovitz added, “We have continued negotiations with the lenders under our secured credit facility since the signing of the RSA and expect further discussions in an effort to reach a tri-party consensual agreement between the Company, noteholders and credit facility lenders during the bankruptcy process.”

As of September 30, 2020, CBL had approximately $258.3 million in unrestricted cash on hand and available-for-sale securities. The Company’s cash position, combined with the positive cash flow generated by ongoing operations, is expected to be sufficient to meet CBL’s operational and restructuring needs.

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CBL Properties Commences Voluntary Bankruptcy Proceedings to Execute Noteholder Supported Plan

November 2, 2020

The Company has filed various customary motions with the Court seeking several types of relief to allow CBL to meet necessary obligations and fulfill its duties during the restructuring process, including authority to continue payment of employee wages and benefits, honor certain customer and vendor commitments and otherwise manage its day-to-day operations as usual.

Certain subsidiaries, including CBL’s joint ventures and the majority of CBL’s special purpose entities holding properties that secure mortgage loans, were not included as part of the in-court process.  Subject to Court approval, CBL anticipates continuing to meet all debt service and other obligations, as required, under its property level secured loans and joint venture partnerships.

The latest information on CBL’s restructuring, including news and frequently asked questions, can be found at cblproperties.com/restructuring.

Weil, Gotshal & Manges LLP is serving as legal counsel to the Company and Moelis & Company is serving as restructuring advisor.

No Solicitation or Offer

Any new securities to be issued pursuant to the restructuring transactions may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws but may be issued pursuant to an exemption from such registration provided in the U.S. bankruptcy code. Such new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein, nor is this press release a solicitation of consents to or votes to accept any Chapter 11 plan. Any solicitation or offer will only be made pursuant to a confidential offering memorandum and disclosure statement and only to such persons and in such jurisdictions as is permitted under applicable law.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 107 properties totaling 66.7 million square feet across 26 states, including 65 high‑quality enclosed, outlet and open-air retail centers and 8 properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information, visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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